EXHIBIT 10.14.1
December 5, 2005
Grant Burton
Dear Grant,
In light of your demonstrated performance in the Finance and Accounting Departments, we are pleased provide you with a retention bonus of $85,000.00, less required withholdings. This retention bonus is to be paid in three installments on the payroll cycle corresponding to the next three anniversary dates of your employment. The first payment will be for $25,000 (less withholdings) and will be paid in May 2006. The second will be for $25,000 (less withholdings) and will be paid in May 2007. The third payment of $35,000 (less withholdings) will be paid in May 2008.
In order to receive these payments, you must be an active employee of the Company, in good standing and not on a leave of absence at the time of the payment. If you are placed on a performance improvement plan at any time, you will not be entitled to obtain any then unpaid installment payment of the retention bonus.
Thank you for your continued support of the company and your contributions to the results we have achieved to date.
Sincerely,
/s/ Len Stephens
Len Stephens
SVP, Human Resources
I have received and agree to be bound by the terms and conditions set forth in this letter.

/s/ Grant Burton Grant Burton	12/05/05 Date